Exhibit 99.1

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Contact
Brian Beades
212.810.5596
invrel@blackrock.com

Ralph Schlosstein To Leave BlackRock in Early 2008

Robert Kapito Named President; Assumes Oversight of Key Operating Units

New York, Sept. 6, 2007 – BlackRock, Inc. (NYSE: BLK) today announced that Ralph L. Schlosstein, a co-founder of the firm, notified the Board of his intent to step down as President and a Director in order to pursue other entrepreneurial interests.  BlackRock’s Board of Directors unanimously appointed Robert S. Kapito as President effective immediately.  Mr. Schlosstein will remain with the firm as an advisor until early 2008, helping to ensure an effective transition.

Mr. Kapito is currently a Director and Vice Chairman of BlackRock and Head of Portfolio Management.  In his new role as President, he will be responsible for day-to-day oversight of key operating units, including the Account Management and Portfolio Management Groups, Real Estate and BlackRock Solutions.  He will report to BlackRock Chairman and CEO Laurence D. Fink.

“Ralph has been a tremendous partner, and his leadership and financial expertise have been key drivers of BlackRock’s success and global expansion,” stated Mr. Fink. “He has touched every component of our business, from creating early closed-end funds to building our insurance business, launching BlackRock Solutions and overseeing our alternatives business.  Most recently, Ralph played a vitally important role as leader of the State Street Research and MLIM integrations.  Ralph approached me earlier this year to consider the possibility of pursuing outside entrepreneurial interests at some point in the future.  He and I have worked closely together over the past several months to develop a transition plan that ensures BlackRock will not miss a beat.  I am profoundly grateful for his contributions, and hopeful that BlackRock will be able to play an important role in supporting Ralph’s future endeavors.

“We are well positioned for this transition. Rob is an outstanding executive who has been instrumental in ensuring the cross-functional coordination, focus on investment results, and commitment to collaborative customer relationships that differentiate BlackRock.  Importantly, he has also demonstrated an abiding commitment to the growth of our employees, the development of a unified team and the evolution of our vibrant corporate culture.  I look forward to working with Rob and the many strong leaders throughout our firm as we continue building BlackRock’s franchise.”

Mr. Schlosstein noted, “I have had the incredible opportunity to help build BlackRock from scratch to the global success it enjoys today, and I am grateful for the chance to have worked so closely with Larry Fink, the entire leadership team and our dedicated employees and clients.  I am very excited about pursuing my longstanding entrepreneurial interests, knowing that BlackRock is in great hands and that it will move forward to even greater success.”

Mr. Kapito (50) joined BlackRock at its inception in March 1988, and has served in several leadership positions including co-head of Fixed Income, head of Portfolio Management and Vice Chairman.  Prior to joining BlackRock, Mr. Kapito served as Vice President of First Boston

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Corporation’s Mortgage Products Group.  He received his BS in Economics from the Wharton School, University of Pennsylvania, and an MBA from Harvard Business School.

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms.  As of June 30, 2007, assets under management were $1.230 trillion.  The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products.  In addition, a growing number of institutional investors use BlackRock Solutions® investment system, risk management and financial advisory services.  Headquartered in New York City, the firm has approximately 5,000 employees in 18 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the Company's website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements.  Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock's SEC reports and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock's investment products, including its separately managed accounts and the former MLIM business; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries and BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory fees earned by BlackRock; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock's ability to successfully integrate the MLIM business with its existing

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business; (16) the ability of BlackRock to effectively manage the former MLIM assets along with its historical assets under management; (17) BlackRock's success in maintaining the distribution of its products; and (18) the ability of BlackRock to consummate the transaction with Quellos and realize the benefits of such transaction.
BlackRock's Annual Reports on Form 10-K and BlackRock's subsequent filings with the SEC, accessible on the SEC's website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

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